EXHIBIT A

TO STATEMENT ON SCHEDULE 13D

WILLIAM LYON HOMES

CLASS B COMMON STOCK

AND WARRANT PURCHASE AGREEMENT

February 25, 2012

- i -

- ii -

WILLIAM LYON HOMES

CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2012, by and between WILLIAM LYON HOMES, a Delaware corporation (the “Company”) and the person set forth on Schedule 1 hereto (the “Purchaser”).

RECITALS

Whereas, the Company, in order to reorganize its capital structure pursuant to a prepackaged joint plan of reorganization, contemplates engaging in an exchange offer of the Company’s outstanding senior notes, a rights offering, and an issuance of new stock to the Company’s current equity holders (the “Issuance”) pursuant to which this Agreement is being executed, each as more precisely described in the Disclosure Statement for the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al. and the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al., both dated as of November 17, 2011 and all schedules, exhibits and other documents attached thereto (collectively, the “Solicitation Package”, and such transactions constituting the “Capital Restructuring”) (capitalized terms not otherwise defined herein shall have the meaning set forth in the Solicitation Package); and

Whereas, in connection with the Issuance, the Company has authorized the issuance and sale of (i) 31,464,548 shares of its Class B Common Stock, par value $0.01 per share (the “Class B Shares”) and (ii) warrants to purchase up to 15,737,294 shares of Class B Shares (the “Warrants” and, together with the Class B Shares, the “Purchased Securities”) in exchange for an aggregate purchase price of $25 million;

Whereas, the Purchase and Sale, and Security Agreement between William Lyon Homes, Inc. (“WLHI”) (a California corporation and wholly-owned subsidiary of the Company) and Lyon Rancho, LLC (“Rancho”) (a Delaware limited liability company wholly owned by the Purchaser), provides, subject to the terms and conditions therein, that WLHI shall purchase from Rancho the membership interests in the limited liability company that is the owner of the option to purchase the Rancho Mission Viejo Properties (the Rancho Purchase”); in the event the Rancho Purchase occurs on the Effective Date, the cash portion of the purchase price payable under this Agreement shall be reduced by a credit in the amount equal to the purchase price for the Rancho Purchase.

Whereas, the Purchaser and the Company have entered into a Stockholders Commitment Letter dated as of November 4, 2011, as amended (the “Stockholders Commitment Letter”), pursuant to which the Purchaser has agreed to purchase the Purchased Securities; and

Whereas, the Purchaser desires to purchase the Purchased Securities indicated for such Purchaser on Schedule 1 hereto on the terms and conditions set forth herein; and the Company desires to issue and sell the Purchased Securities to the Purchaser on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AGREEMENT TO SELL AND PURCHASE.

1.1. Authorization of Shares. On or prior to Closing (as defined in Section 2.1 below), the Company shall have authorized the issuance and sale to the Purchaser of the Purchased Securities upon the terms and conditions set forth in this Agreement, and the Company shall have authorized the issuance of and reserved for issuance the additional Class B Shares issuable upon exercise of the Warrants (the “Additional Class B Shares”). The Class B Shares and the Additional Class B Shares, when issued, shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company (the “Restated Charter”), a form of which is attached as Exhibit A. The Warrants, when issued, shall be subject to all the terms and conditions set forth in the form of Warrant attached hereto as Exhibit B.

1.2. Sale and Purchase. Subject to the terms and conditions hereof, at Closing, the Company hereby agrees to issue and sell to each Purchaser, and the Purchaser agrees to purchase from the Company, (i) the number of Class B Shares indicated for the Purchaser on Schedule 1 hereto and (ii) the number of Warrants indicated for the Purchaser on Schedule 1 hereto in exchange for the aggregate purchase price set forth on Schedule 1 hereto (the “Purchase Price”).

2.	CLOSING, DELIVERY AND PAYMENT.

2.1. Closing. The closing of the purchase and sale of the Purchased Securities (“the Closing”) shall take place immediately following the satisfaction or waiver of all conditions precedent described in Section 5 at the offices of Irell & Manella LLP, 840 Newport Center Drive, Suite 400, Newport Beach, California 92660, or at such other time or place as the Company and the Purchaser may mutually agree.

2.2. Delivery. At Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser a certificate representing the Purchased Securities to be purchased at Closing by the Purchaser as set forth in Section 1.2 and Schedule 1 hereto, and the Purchaser shall pay to the Company the Purchase Price therefor by wire transfer of immediately available funds; provided, if the Rancho Purchase is consummated on the Effective Date, the cash portion of the Purchase Price shall be reduced by a credit in an amount equal to the purchase price for the Rancho Purchase.

2.3. Registration Rights. At or prior to the Closing, the Company shall enter into the Class B Common Stock Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser as of the date of mutual execution of this Agreement:

3.1. Organization, Good Standing and Qualification. The Company and each of the Debtors listed on Plan Schedule 1 (each a “Subsidiary” and together the “Subsidiaries”) are entities duly organized, validly existing and in good standing under the laws of the state of their respective organization. The Company and each of its Subsidiaries have all requisite corporate or entity power and authority to own, lease and operate their respective properties and assets, and to carry on their respective businesses as presently conducted and as presently proposed to be conducted. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Purchased Securities, to issue the Additional Class B Shares upon the exercise of the Warrants and to carry out the provisions of this Agreement, the Warrants and the Registration Rights Agreement. The Company and each of its Subsidiaries are duly qualified in, and are authorized to do business and are in good standing as a foreign corporation or entity in, all jurisdictions in which the nature of their respective activities and of their properties (both owned and leased) makes such qualification necessary, other than where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Section 3.1, “Material Adverse Effect” shall mean a material adverse change in the assets, liabilities, business, operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole (provided, however, that the Chapter 11 Cases and the events leading to the Chapter 11 Cases or resulting directly or indirectly therefrom, in and of themselves, shall not be deemed to give rise to a Material Adverse Effect).

3.2. Capitalization.

(a) The authorized capital stock of the Company, immediately after giving effect to the transactions contemplated by the Plan, shall be as set forth in the Restated Charter.

(b) All of the issued and outstanding shares of the capital stock of the Company, as of the Closing, will have been duly authorized, validly issued, fully paid and non-assessable and not subject to, or were issued in compliance with, any preemptive or similar rights, including, but not limited to, those created by statute, the Company’s organizational documents or any agreements to which the Company was or is party or is bound.

(c) Other than this Agreement or as described in the Solicitation Package or Plan Supplement, (i) there are no outstanding options, warrants, rights (including conversion rights, preemptive or similar rights, rights of first refusal, and registration rights), proxy or shareholder agreements, or agreements, arrangements or commitments of any kind for the purchase or acquisition from the Company of any issued or unissued securities; (ii) there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity interests in, the Company; and (iii) there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of the capital stock of the Company.

(d) The rights, preferences, privileges and restrictions of the Class B Shares and the Additional Class B Shares are as stated in the Restated Charter. The Purchased Securities have been duly authorized and when issued, delivered and paid for in compliance with the provisions of this Agreement, the Warrants and the Restated Charter, the Class B Shares and Additional Class B Shares will be validly issued, fully paid and non-assessable, and will be free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”), except as contemplated by the Restated Charter, and will not be subject to, or will have been issued in compliance with, any preemptive or similar rights; provided, however, that the Purchased Securities and Additional Class B Shares may be subject to restrictions on transfer under state or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(e) Assuming the accuracy of the representations and warranties and compliance with the covenants of the Purchaser set forth in this Agreement, the Purchased Securities will not be issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable laws (including state “blue sky” laws).

3.3. Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement, the Warrants and the Registration Rights Agreement, the performance of all obligations of the Company hereunder, and under the Warrants and the Registration Rights Agreement, and the authorization, sale, issuance and delivery of the Purchased Securities pursuant hereto have been taken or will be taken prior to Closing. This Agreement has been, and the Warrants and the Registration Rights Agreement will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

3.4. No Contravention. Except for the approvals required under the Chapter 11 Cases, the execution, delivery and performance of this Agreement, the Warrants and the Registration Rights Agreement by the Company, including the issuance and sale of the Purchased Securities and the Additional Class B Shares and the consummation of the transactions contemplated hereunder and thereunder, (i) do not contravene or result in the breach of any provision of the Company’s organizational documents; (ii) do not violate any law or order of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction (“Governmental Authority”) applicable to the Company or to the Purchased Securities; and (iii) do not result in the creation of any Lien upon the Purchased Securities or Additional Class B Shares.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company as of the date of mutual execution of this Agreement:

4.1. Requisite Power and Authority. All actions, corporate or otherwise, on the part of Purchaser necessary for the authorization of this Agreement, the performance of all obligations of Purchaser hereunder, and the purchase of the Purchased Securities pursuant hereto have been taken or will be taken prior to Closing. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the Company, will be valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

4.2. Investment Representations. Purchaser understands that none of the Purchased Securities or Additional Class B Shares have been registered under the Securities Act. Purchaser also understands that the Purchased Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement. Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser understands that it may be required to bear the economic risk of this investment indefinitely and may not transfer the Purchased Securities unless the Purchased Securities are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Purchased Securities under the circumstances, in the amounts or at the times Purchaser might propose. The Warrants and the certificates representing the Class B Shares will bear appropriate legends reflecting such limitations on transfer.

(b) Acquisition for Own Account. Purchaser is acquiring the Purchased Securities for Purchaser’s own account for investment only, and not with a view towards distribution.

(c) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(d) Residence. The office of Purchaser in which its investment decision was made is located at the address indicated for Purchaser on Purchaser’s signature page hereto.

(e) Company Information. Purchaser has received a copy of the Solicitation Package and the Plan Supplement.

5.	CONDITIONS TO CLOSING.

5.1. Conditions to Obligations of the Purchaser at Closing. Purchaser’s obligation to purchase the Purchased Securities is subject to the satisfaction, at or prior to Closing, of the following conditions.

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except for representations and warranties qualified by materiality or material adverse effect, which shall be true and correct) at the date of Closing (other than representations and warranties made as of a specific date, which shall have been true and correct as of such date), and the Company shall have performed all obligations and conditions herein required to be performed or observed by it.

(b) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware, shall have become effective and shall continue to be in full force and effect.

(c) Stock Certificates and Warrants. The Company shall have delivered to Purchaser validly executed share certificates representing the Class B Shares to be issued at Closing as well as duly executed instruments representing the Warrants.

(d) Registration Rights. The Company shall have entered into and delivered the Registration Rights Agreement.

(e) Material Adverse Change. No material adverse change (as defined or otherwise referenced in the Backstop Commitment Agreement, the Noteholders RSA or the Colony RSA, as applicable, or any similar event giving rise to a right of termination under the Backstop Commitment Agreement, the Noteholders RSA or the Colony RSA, as applicable) as a result of which the applicable party or parties under the Backstop Commitment Agreement, the Noteholders RSA or the Colony RSA, as the case may be, shall terminate its or their respective commitments under such agreement, shall have occurred.

5.2. Conditions to Obligations of the Company at Closing. The Company’s obligation to issue and sell the Purchased Securities is subject to the satisfaction, on or prior to Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 4 made by Purchaser shall be true and correct in all material respects (except for representations and warranties qualified by materiality or material adverse effect, which shall be true and correct) at the date of Closing (other than representations and warranties made as of a specific date, which shall have been true and correct as of such date).

(b) Performance of Obligations. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before Closing.

(c) Payment. Purchaser shall have paid the entire Purchase Price for its Purchased Securities as set forth in Section 1.2 and Schedule 1.

(d) Registration Rights. Purchaser shall have entered into and delivered the Registration Rights Agreement.

5.3. Conditions to Obligations of the Company and of the Purchaser at Closing. The Company’s obligation to issue and sell the Purchased Securities, and the Purchaser’s obligation to purchase the Purchased Securities, are subject to the satisfaction, on or prior to Closing, of the following conditions:

(a) Closing of Other Subscription Transactions. Simultaneously with the Closing hereunder, the Company shall have received gross proceeds from the sale of Class C Shares and Convertible Preferred Shares totaling $60 million.

(b) Closing of Other Capital Restructuring Transactions. The Capital Restructuring transactions (other than the closing of the transactions contemplated by this Agreement) shall have been consummated substantially simultaneously with the Closing.

(c) Amendment of Senior Secured Loan Agreement. In connection with the Capital Restructuring, CA Lyon and the Prepetition Agent shall have entered into an amendment to the Prepetition Secured Loan Agreement in accordance with the terms set forth in the Colony Restructuring Term Sheet.

(d) Circle G Loan Agreement and Mountain Falls Loan Agreement. In connection with the Capital Restructuring, the maturity of the loan under the Circle G Loan Agreement shall have been extended, and the loan under the Mountain Falls Loan Agreement shall have been restructured, both on terms and conditions satisfactory to CA Lyon and the Ad Hoc Noteholders Group.

(e) Plan Confirmation. The Plan shall have been confirmed by the Bankruptcy Court within 60 days after the Petition Date (the “Confirmation Deadline”), unless the Confirmation Deadline is extended as contemplated by the Solicitation Package.

(f) No Legal Impediment. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award that has the effect of making the transactions contemplated by this Agreement or the Capital Restructuring illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.	COVENANTS.

6.1. Reasonable Assurances. Each of the Company and the Purchaser will use all commercially reasonable efforts to cause the conditions set forth in Section 5 to be satisfied, insofar as such matters are within the control of the Company or the Purchaser, as applicable.

7.	MISCELLANEOUS.

7.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and performed entirely in Delaware.

7.2. Survival. The representations, warranties, covenants and agreements made herein shall survive for a period of eighteen months following the Closing of the transactions contemplated hereby, except that the representations and warranties contained in Sections 3.1, 3.2 and 3.3 shall survive for a period of three years.

7.3. Successors and Assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Purchaser without the prior written consent of the other party.

7.4. Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements, except as specifically set forth herein and therein.

7.5. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.6. Amendment. This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

7.7. Termination. This Agreement may be terminated by the applicable party if the conditions to such party’s performance in Section 5 are not satisfied or waived prior to or on the “Outside Date” as defined in the Restructuring Support Agreement dated as of November 4, 2011, by and among (i) the Company and WLHI on behalf of themselves and certain subsidiaries and (ii) the “Consenting Noteholders” (as defined therein). However, no such termination shall limit any party’s rights with respect to any breach hereof that occurred prior to such termination, including enforcement of such party’s rights hereunder with respect to any events, actions or statements that occurred prior to such termination.

7.8. Remedies. The parties hereto understand and agree that money damages would not be a sufficient remedy for any violation of this Agreement. Accordingly, each party agrees that in the event of a breach of this Agreement, the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance. Such remedy shall be in addition to all other remedies available at law or in equity.

7.9. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, the Restated Charter, by law, or otherwise afforded to any party, shall be cumulative and not exclusive.

7.10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature pages hereof and to the Purchaser at the address set forth on the signature page hereof, or at such other address as the Company or the Purchaser may designate by ten (10) days advance written notice to the other party hereto.

7.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, together, shall constitute one instrument.

7.13. Broker’s Fees. Each party hereto represents and warrants that, except as set forth in the Solicitation Package and Plan Supplement, no agent, broker, investment banker, person or firm acting on behalf, or under the authority, of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify the other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.13 being untrue.

7.14. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

7.15. Taxes. For federal and state income tax purposes, the parties hereto agree to report the transactions contemplated hereby consistently with the characterization of such transactions as described in this Agreement.

7.16. No Presumption. Any rule of law and any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by, or at the request of, any party or its counsel.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

WILLIAM LYON HOMES

Signature:	/s/ Matthew R. Zaist

Name:	Matthew R. Zaist

Title:	Executive Vice President

Address:

[COMPANY SIGNATURE PAGE TO CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigning Purchaser has executed this CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASER:
LYON SHAREHOLDER 2012, LLC a Delaware limited liability company

By:	/s/ William Lyon
William Lyon
Manager

By:	/s/ William H. Lyon
William H. Lyon
Manager

[PURCHASER SIGNATURE PAGE TO CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT]

SCHEDULE 1

PURCHASER

Name and Address	Purchase Price ($)	Reduction in Closing Purchase Price If Rancho Purchase Occurs on Effective Date	No. of Class B Common Shares Issued	No. of Warrants Issued